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EXHIBIT 10(vi)

                AMENDED AGREEMENT/PROJECT MANAGER/SUPERINTENDENT

         THIS AMENDED AGREEMENT/PROJECT MANAGER/SUPERINTENDENT entered into this 8th day of October, 2002 by and between U.S. West Homes, Inc. [U.S. West Homes] and Richard F. Greene [Greene] under the terms of which the parties agree as follows:

1. Greene will serve as the Project Manager/Superintendent for the Cottages at San Jacinto being currently developed by U.S. West Homes.

2. Greene shall receive monthly compensation of $2,000.00 for the month of September which shall be paid immediately upon the execution hereof and shall receive compensation of $2,000 per month payable one half on the 1st and one half on the 15th of each month until such time as construction shall commence on the project.

3. Greene shall be paid $4,000 per month after construction actually commences, payable one half on the 1st day of the month and one half on the 15th day of the month until such time as the model homes are completed and construction has commenced on the 2nd phase of construction at which time Greene's compensation shall be increased to $8,000.00 per month, payable one half on the 1st day of the month and the other half on the 15th day of the month.

4. Additionally, if Greene continues to act as the Project Manager/Superintendent of the Cottages at San Jacinto through to the completion of the development project, then he shall be entitled to receive bonus compensation in the form of common stock in U.S. West Homes pursuant to the 2001 Employee's Stock Option Plan, the amount of compensation equal to an agreed upon percentage of the profit from the Cottages at San Jacinto development project.

5. During the time Greene continues to act as Project Manager/Superintendent, he shall be entitled to receive in addition to his compensation a truck allowance of $300.00 per month, gasoline and oil as necessary, Greene to be reimbursed therefor based upon invoices submitted on a bi-monthly basis, and the unlimited use of a cell phone which shall be purchased and maintained by U.S. West Homes for Greene's use.

6. U.S. West Homes shall pay the cost of all fees related to the project including checking, inspections, zoning, annexation, application, assessments, permits, bond premiums, title company charges and all other charges which may be necessary to be paid during the period of this agreement.

7. This agreement is for an engagement at the will of U.S. West Homes and the consultant may be discharged at any time at the will of U.S. West Homes, provided however, that in the event Greene has worked continuously for U.S. West Homes for a period of at least one year from the date of the execution hereof, then he shall be entitled to receive the bonus stock options set forth herein above in Paragraph 5 to the extent that there were profits during the year when Greene was engaged as a consultant to U.S. West Homes.

8. Indemnification: In the event litigation is instituted against Client naming Consultant as a co-defendant for any reason, Client hereby agrees to indemnify and hold harmless Consultant, its partners, employees, agents, representatives, retained professionals, their assigns and controlling persons from any loss, claim, damages, liabilities, costs and expense in any suit, proceeding and/or claim arising from the cost of investigating, preparing and defending the submissions made by Consultant based upon information which was obtained from Client and submitted on forms prepared by Consultant and/or its retained professionals. This said Paragraph 4 shall survive the expiration or termination of this Agreement.

9. Independent Contractor Status: Client acknowledges that Consultant shall perform its services under the provisions of this Agreement as an Independent Contractor and not as an employee or an affiliate of Client.

10. Amendment and Modification: Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties. No oral modifications to this Agreement may be made.

11. Entire Agreement: This Agreement contains the entire agreement between the parties hereto and supersedes any prior understanding, written or oral, respecting the subject matter hereof. The failure of Consultant to insist upon strict performance of any term of this Agreement shall not be construed by Client as a waiver at any time of the rights, remedies or indemnification, all of which shall remain in full force and effect from the time of the execution hereof.



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12. Binding Effect: This Agreement shall be binding upon the heirs, executors, administrators, assigns of the parties hereto and Client shall not assign its rights hereunder or delegate its duties under any of the terms hereof without the prior written consent of PSS, which consent will not be unreasonably withheld.

13. Attorney's Fees and Costs: In the event an arbitration, mediation, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to receive its reasonable attorney's fees and costs in connection therewith.

14. Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provisions or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

15. Governing Law: This Agreement shall be governed by the Laws of the State of California and the venue for the resolution of any dispute arising hereunder shall be in Orange County, California.

16. Independent Advise of Counsel: Greene acknowledges and agrees that he has received the independent advise of counsel prior to executing this Agreement and that counsel has explained to him the terms of this Agreement and their legal ramifications. Greene further understands and agrees that U.S. West Homes does not offer legal counsel from its staff to render legal advise or offer legal assistance. All requests for legal advise by Greene will be referred to legal counsel for a proper legal opinion.

Accordingly, no statements or representations by Consultant, partners, employees, agents, representatives, retained professionals, their assigns and controlling persons, should be construed to be legal advise and Consultant advises Client to always consult with its own attorneys regarding the legalities of all investment offerings, registrations and filings.

IN WITNESS HEREOF, the parties above have caused this Agreement to be duly executed at Laguna Beach, California on the day and year set forth below.

Richard F. Greene                  U.S. West Homes, Inc.

/s/ Richard F. Greene              By: /s/ Mervyn A. Phelan, Sr.
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                                   Mervyn A. Phelan, Sr.
                                   Chief Executive Officer